Exhibit 99.1

PRESS RELEASE

FOR RELEASE DECEMBER 23, 2008 AT 4:00 P.M.

For More Information Contact

Joseph J. Bouffard

(410) 256-5000

BCSB Bancorp, Inc.

BCSB Bancorp, Inc. Completes Sale of $10.8 Million in Preferred Stock

Under the Treasury’s Capital Purchase Program

December 23, 2008 — BCSB Bancorp, Inc. (Nasdaq: BCSB) the parent company of Baltimore County Savings Bank, F.S.B., announced today that it issued 10,800 shares of Fixed Rate Cumulative Perpetual Preferred Stock under the TARP Capital Purchase Program for $10.8 million to the U.S. Treasury. The investment represents 3% of the company’s total risk-weighted assets as of September 30, 2008. The preferred stock carries a 5% annual dividend yield for five years, and 9% thereafter. In addition, the U.S. Treasury also received a warrant to purchase up to 183,465 shares of Bancorp common stock at an exercise price of $8.83.

President Joseph J. Bouffard said, “This infusion of capital provides an additional measure of liquidity that will enable us to help both new and existing loan and deposit customers manage through these difficult times as well as enable us to continue our long-term initiatives.”

As of September 30, 2008, BCSB Bancorp’s capital position was “well capitalized” by all regulatory standards. With the full amount of Treasury’s investment, BCSB Bancorp’s total risk-based capital ratio would exceed 16.5%.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bancorp, Inc. Baltimore County Savings Bank provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local or national economic factors, legislative and regulatory changes that could adversely affect the business in which BCSB Bancorp and Baltimore County Savings Bank are engaged, actual deposit levels at the time future FDIC assessments are calculated, the FDIC’s future assessment rates and the FDIC’s future assessments of the Bank’s risk profile. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.